Filed Pursuant to Rule 424(b)(2)

Registration No. 333-260663

Pricing Supplement Dated March 18, 2024

(To Prospectus dated November 1, 2021 and

Prospectus Supplement dated November 1, 2021)

PACCAR Financial Corp.

Medium-Term Notes, Series Q—Fixed Rate

CUSIP #69371RS98

(the “Notes”)

We are hereby offering to sell Notes having the terms specified below to you with the assistance of:

☒ J.P. Morgan Securities LLC
☐ BNP Paribas Securities Corp.
☒ BofA Securities, Inc.
☐ Mizuho Securities USA LLC
☒ MUFG Securities Americas Inc.
☐ RBC Capital Markets, LLC
☐ SMBC Nikko Securities America, Inc.
☐ TD Securities (USA) LLC
☒ U.S. Bancorp Investments, Inc.
☐ Wells Fargo Securities, LLC
☒ Other:

ANZ Securities, Inc.

Citigroup Global Markets Inc.

ING Financial Markets LLC

Loop Capital Markets LLC

Rabo Securities USA, Inc.

Scotia Capital (USA) Inc.

acting as ☒ principal ☐ agent

at: ☐ varying prices related to prevailing market prices at the time of resale

  ☒ a fixed initial public offering price of 99.689% of the Principal Amount.

Principal Amount: $350,000,000	Original Issue Date: March 22, 2024 (T+4)

Agent’s Discount or Commission: 0.450%	Final Maturity Date: March 22, 2034

Net Proceeds to Company: $347,336,500	Interest Payment Dates: Semi-annually on each March 22 and September 22, commencing September 22, 2024 Record Dates: March 8 and September 8 preceding the applicable Interest Payment Date

Interest Rate: 5.000% per annum

Redemption:

☒	The Notes may not be redeemed prior to the Maturity Date.

☐	The Notes may be redeemed at our option prior to the Maturity Date.

Initial Redemption Date:

Initial Redemption Percentage: ____%

Annual Redemption Percentage Reduction:  % until Redemption Percentage is 100% of the Principal Amount.

Repayment:

☒	The Notes may not be repaid prior to the Maturity Date.

☐	The Notes may be repaid prior to the Maturity Date at the option of the holder of the Notes.

Option Repayment Date(s):

Currency:

Specified Currency: USD (If other than U.S. dollars, see attached)

Minimum Denominations: ___________ (Applicable only if Specified Currency is other than U.S. dollars)

Exchange Rate Agent: ___________ (Applicable only if Specified Currency is other than U.S. dollars)

If Discount Note, check  ☐

Issue Price: ____%

Form: ☒ Book-Entry ☐ Certificated

The Notes are expected to be delivered in book-entry only form through the facilities of The Depository Trust Company and its direct and indirect participants, including Euroclear Bank SA/NV and Clearstream Banking S.A., on or about March 22, 2024.

Plan of Distribution:

Name	Title	Principal Amount of Notes
J.P. Morgan Securities LLC	Bookrunner	$59,500,000
BofA Securities, Inc.	Bookrunner	$59,500,000
ING Financial Markets LLC	Bookrunner	$59,500,000
MUFG Securities Americas Inc.	Bookrunner	$59,500,000
U.S. Bancorp Investments, Inc.	Bookrunner	$59,500,000
ANZ Securities Inc.	Co-Manager	$10,500,000
Citigroup Global Markets Inc.	Co-Manager	$10,500,000
Loop Capital Markets LLC	Co-Manager	$10,500,000
Rabo Securities USA, Inc.	Co-Manager	$10,500,000
Scotia Capital (USA) Inc.	Co-Manager	$10,500,000

Total		$350,000,000

Other Provisions:

N/A